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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed by Waste Management, Inc. of our report dated March 7, 2001 included in Waste Management, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 and our reports dated June 26, 2001 included in the Waste Management Retirement Savings Plan Annual Report on Form 11-K for the year ended December 31, 2000 and the Waste Management Retirement Savings Plan for Bargaining Unit Employees Annual Report on Form 11-K for the year ended December 31, 2000.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Houston, Texas
July 13, 2001